Exhibit 99.1

AXCESS Int’l Announces Revolutionary Enterprise DotTM Technology
for Wireless Tracking and Sensing
The DotTM Bridges RFID, RTLS, and Wireless Sensing Proprietary and Standards-
based Products in a Single Low Cost, Miniature Form Factor
DALLAS, TX, October 16, 2006 — AXCESS International Inc. (OTC: AXSI), a leading provider of Dual-Active™ Radio Frequency Identification (RFID) and Real Time Location Systems (RTLS) solutions announces a new, revolutionary wireless tracking and sensing technology called The Enterprise Dot™. Based on a System-on-a-Chip (SoC) design, the patents-pending technology yields the world’s lowest cost and smallest multifunctional wireless sub-micro device for delivering visibility oriented data about the assets operating in and around the enterprise. DotTM facilitates the capture, processing and delivery of previously unavailable real time information for dramatic improvements in supply chain visibility, mobile asset management, physical asset security and access control, and industrial condition monitoring. The low cost and flexibility to use existing supply chain infrastructure results in a very low total cost of ownership, yielding short term ROIs for customers. Industry analyst Forrester Research forecasts the RFID and sensor related markets to grow to $11.6 billion by 2012.
The first product AXCESS will deliver using the new technology will be a software definable, battery-powered Dot-OEM module for product manufacturers, small enough to be embedded into a variety of things such as computers, test equipment, medical equipment, credential cards, pallets, and cartons. The module, about the size of a quarter is priced at less than $5 per unit and is being sold now for delivery in 2007.
“We took our years of experience in analyzing the market needs being addressed by passive RFID, active RFID/RTLS, and wireless sensor products and created a simple, powerful, flexible, and inexpensive world class one-of-a-kind platform,” stated Allan Griebenow, president and CEO of AXCESS. “Two years ago we began this dramatic step to bring forth the promise of an Internet of Things. The Dot™ opens up a new world of real-time data collection and management capabilities in the enterprise.”
Current RFID, RTLS, and wireless sensing technologies face prominent barriers that prevent them from addressing the majority of today’s application needs. These barriers include: cost, interoperability, size, and reliability. While existing wireless tags and sensing nodes meet certain needs, the Enterprise Dot™ has been developed to surpass these barriers and solve the reliability issues of passive RFID, the connectivity problems of sensors, provide interoperability between standards, enable a store and forward capability for monitored data, and reduce the cost and tag size of active RFID/RTLS, while opening up dramatic new applications.
The DotTM technology incorporates a powered software definable wireless transceiver which is compatible with multiple global regulations including the RFID EPC Class I, Gen II standard and is expected to make supply chain tagging more reliable while opening up new applications in sensing and security. Memory and sensor inputs enable the Dot™ to be tailored to each specific data capture need. Devices built on the Dot™ platform will enable widespread and reliable automatic identification, locating, tracking, protecting and monitoring of personnel, physical assets, and vehicles. Bringing together the new functions of the Dot™ and building on the current AXCESS wireless infrastructure for enterprise management creates an open architecture for multiple sources of data to be acquired to deliver previously inaccessible business intelligence.
“The Enterprise Dot™ technology fits the market demand for a single multipurpose tag that provides data on the asset in question, location tracking, protection, sensor logging, and alerting combined with a flexible interface tailored to the need,” said Dr. Ben Zoghi, Professor and Director of RFID/Sensor Convergence Lab at Texas A&M University.
The DotTM technology will extend AXCESS’ existing time to market advantage. It further eclipses competing architectures such as Wi-Fi based and battery-assisted passive RFID where size, cost, signal robustness and power management are problematic. The company has continued to see the market grow for its existing ActiveTag™ RFID/RTLS/sensing system solutions. Third quarter revenues were up 5% over the second quarter. Year-to-date revenues have already surpassed the total revenue for 2005.
The active RFID and RTLS portions of the enterprise Dot’s capabilities are built on the successes of ActiveTagTM. AXCESS’ patented ActiveTagTM RFID/RTLS and sensing systems today use small, battery-powered tags (generically called “dual-active” tags) that when automatically activated, transmit a wireless message typically 30 to 100 feet to hidden palm size receivers. The receivers are connected via standard network simultaneously to the enterprise system software, the existing security alarm equipment, and standalone middleware and end-user software provided by AXCESS under the OnlineSurpervisorTM label. The systems are used for a variety of enterprise productivity applications including automatic personnel access control and tracking, automatic vehicle access control and payload management, automatic asset management and protection, as well as special purpose sensing. Automatic exception-based email alerting and paging is offered for rapid response to security related incidents. Additional information on the Enterprise DotTM is available on the Company’s Web site at www.axcessinc.com.
About AXCESS International Inc.
AXCESS International Inc. (OTCBB:AXSI), headquartered in greater Dallas, TX, provides Enterprise Dot™, Dual-Active™ RFID (radio frequency identification) and Real Time Location Systems (RTLS) for asset management, physical security, sensing and supply chain efficiencies. The battery-powered (active) RFID tags locate, identify, track, monitor, count, and protect people, assets, inventory, and vehicles. The patented technology enables applications including: automatic “hands-free” personnel access control, automatic vehicle access control and logistics management, automatic asset management, and sensor management. AXCESS is a portfolio company of Amphion Innovations plc. Additional information on AXCESS is available on the Company’s Web site at www.axcessinc.com.

Media Contact — AXCESS	Investor Relations — Darrow Associates
Kelly Stark	Jordan Darrow
972-407-6080	631-367-1866
kstark@axsi.com	jdarrow@optonline.net

Public Relations — Financial Dynamics
Jessy Adams
212 850 5684
jadams@fd-us.com

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward looking statements involve risks and uncertainties inherent in business forecasts.